EXHIBIT 10.3

PRIVATE & CONFIDENTIAL

01st June 2011

TOR Minerals (M) Sdn Bhd|
4½ Mile, Jalan Lahat,
30200 Ipoh,
Perak.

Attn:       Mr. Lee Hee Chew, Managing Director

Dear Sirs,

RE:     BANKING FACILITIES GRANTED TO TOR MINERALS (M) SDN BHD ("BORROWER")

Further to our Letter of Offer dated 17th April 2008, we, RHB Bank Berhad ("the Bank") are pleased to inform you that the Bank has agreed to: -

(i)                   Renew/extend your existing banking facilities to 04th April 2012;

(ii)                 Incorporation of Foreign Currency Trade Financing (FCTF) and Promissory Note (P-Note) facilities into the existing Multi Trade Lines combined limit of RM9.3 million.

subject to the following terms and conditions: -

1.                   THE BANKING FACILITIES

The banking facilities granted or to be granted to you are as follows:

Facility	Limit/Existing Limit (RM)	Additional/ Reduction (RM)	Total/Revised Limit (RM)
Overdraft / Revolving Credit	1,000,000-00	-	1,000,000-00
Multi-Trade Line comprising Letter of Credit / Trust Receipt / Bankers Acceptance / Shipping Guarantee / Bills Purchased / Export Credit Refinancing (Tenor where applicable is up to 180 days)	9,300,000-00	-	9,300,000-00
Bankers Guarantee	1,200,000-00	-	1,200,000-00
Foreign Exchange Contract Line	25,000,000-00	-	25,000,000-00
Total	26,500,000-00	-	36,500,000-00

(hereinafter  referred to as "the Banking Facility" and where the Banking Facility comprises more than one banking facilities, the expression "Banking Facility" shall where the context requires refer collectively to all and individually to each of the respective banking facilities comprising the Banking Facility)

2.             PURPOSE

The Banking Facility shall be used for the purpose(s) as set out below and if you require to use the Banking Facility or any part thereof for any other purpose, you shall have to first obtain the Bank's prior written consent:

2.1          Overdraft / Revolving Credit

            For working capital.

2.2          Letter of Credit / Trust Receipt / Bankers Acceptance / Bills Purchased / Export Credit Refinancing

            For trade financing.

2.3          Shipping Guarantee

For collection of goods pending receipt of shipping documents.

2.4          Bankers Guarantee

As security / tender deposit and performance bond favoring government / statutory bodies and private companies acceptable to the Bank.

2.5          Foreign Exchange Contract Line

To hedge against fluctuations in foreign exchange rates for trade related transactions and other transactions as approved by Bank Negara Malaysia. The Foreign Exchange Contracts concluded with the Bank include spot, value today, value tomorrow and forward foreign exchange contract.

3.             AVAILABILITY PERIOD

3.1      The granting of the Banking Facility to you is at all times subject to availability of funds.

4.             INTEREST RATE(S) / COMMISSION / BANKING CHARGES / COMMITMENT FEE / OTHER CHARGES

You shall pay interest, commission, discount charges and any other charges payable in relation to the Banking Facility at the following rates: -

Facility		Interest Rate
Overdraft	:	Interest at one point two five per centum (1.25%) per annum above the Bank's BLR with monthly rests.
Revolving Credit	:

Interest at one point two five per centum (1.25%) per annum above the Bank's Cost of Funds.
[Borrower may select the duration of the interest period (being one (1) or three (3) or six (6) months) ("the Interest Period") for any drawings or rollovers made under the Revolving Credit Facility].

Letter of Credit	:

Commission at zero point one per centum (0.1%) on the amount of the Letter of Credit for each month (or part of a month) of validity of the credit subject to a minimum charge of RM100-00 for each Letter of Credit issued or at such other rate as may be stipulated by the Association of Banks in Malaysia from time to time.

Trust Receipt	:	Interest at one point two five per centum (1.25%) per annum above the Bank's BLR.
Bankers Acceptance	:	Acceptance commission of one point zero per centum (1.00%) per annum above the Bank's Cost of Funds.
Bills Purchased	:

Interest at one point two five per centum (1.25%) per annum above the Bank's BLR for local currency bills and at the rate of one point two five per centum (1.25%) per annum above the Bank's Effective Cost of Funds for foreign currency bills.

Export Credit Refinancing (Pre & Post Shipment)	:	Interest at one point zero per centum (1.0%) per annum above the Funding Rate stipulated by Export-Import Bank of Malaysia Berhad ("EXIM Bank").
Promissory Notes	:	Interest at one point zero per centum (1.0%) per annum above the Bank's Cost of Fund
Foreign Currency Trade Financing	:	Interest at one point zero per centum (1.0%) per annum above the Bank's Cost of Fund
Standby Letter of Credit	:

Commission at zero point seven five per centum (0.75%) per annum subject to a minimum charge of RM100-00 for the Standby Letter of Credit issued.

The Standby Letter of Credit commission is payable annually in advance (during the tenure of the USD300,000-00 Term Loan facility with RHB Bank (L) Ltd of which the first payment shall commence upon the issuance of the standby Letter of Credit and thereafter on each anniversary date).

Shipping Guarantee	:

Commission at zero point one per centum (0.1%) on the amount of each guarantee subject to a minimum charge of RM100-00 for each guarantee issued. If the guarantee is not returned to the Bank within three (3) months from the issue date, an additional commission of zero point six per centum (0.6%) per annum on the amount of the guarantee shall be charged up to the date of return of the guarantee.

Bankers Guarantee	:

Commission at one point zero per centum (1.0%) per annum on the amount of the guarantee for the full liability period (inclusive of the claims period) subject to a minimum charge of RM100-00 for each Bankers Guarantee issued.

Foreign Exchange Contract Line	:	Rate as quoted by Forex.

["BLR" means the Bank's Base Lending Rate, which is currently at six point six per centum (6.6%) per annum.]

5.             REPAYMENT

Notwithstanding any provisions to the contrary, the Banking Facility shall be payable on demand. Until a demand for repayment is made, you shall repay the Banking Facility as follows: -

Facility		Repayment Terms
Overdraft	:	Upon demand or expiry of tenor.
Revolving Credit	:	On the last day of each Interest Period.
Letters of Credit	:	Upon maturity of term of the respective Letters of Credit.
Trust Receipt	:	Upon maturity of term of the respective Trust Receipts.
Bankers Acceptance	:	Upon maturity of term of the respective Bankers Acceptances.
Bills Purchased	:	Upon maturity of term of each drawing.
Export Credit Refinancing	:	Upon maturity of term of each drawing.
Promissory Note	:	On demand
Foreign Currency Trade Financing	:	On demand
Standby Letter of Credit	:	On demand
Shipping Guarantee	:	On demand.
Bankers Guarantee	:	On demand.
Foreign Exchange Contract Line	:	On demand

6.             ANNEXURES

The terms and conditions set out in the Annexures I and II hereto form an integral part of this Letter of Offer and in the event of any conflict or discrepancy between the terms and conditions in this Letter of Offer and the terms and conditions in the Annexures, the terms and conditions in this Letter of Offer shall prevail.

Except as specifically amended or varied hereby, all terms and condition in our previous Letter of Offer dated 17th April 2008 and in the security documents to secure the existing facilities shall remain in full force and effect and the Letter of Offer dated 17th April 2008 and security documents as amended or varied by this Letter shall from and after the date hereof be read as a single integrated document incorporating the amendment(s) or variation(s) effected hereby.

Please indicate your acceptance of the Banking Facility upon the terms and conditions herein by signing the duplicate of this letter and returning the same to the Bank within fourteen (14) days from the date hereof. In addition, you are required to execute such loan/security documents, which the Bank's solicitors shall advise are necessary for the protection of the Bank's interest.

We thank you for giving us the opportunity to be of service to you.

Yours faithfully for RHB BANK BERHAD

Fazlina Othman Relationship Manager Corporate 2 Corporate & Investment Banking	Wan Amiruddin Wan Ahmad Vice President Head - Corporate 2 Corporate & Investment Banking

I/We, the undersigned hereby confirm that I/We have read the terms and conditions set out above and in the Annexures hereto and taken note of the same.  I/We hereby accept the Banking Facility upon the terms and conditions mentioned above and in the Annexures.  And, I/we hereby declare that I/we am/are not and none of our directors or managers are directly related as a spouse or child or parent to any of the directors officers or employees of the RHB Capital Berhad Group of Companies.

Signed for and on behalf of TOR Minerals (M) Sdn Bhd

(Name: ) (Designation: ) (NRIC No. : )	(Name: ) (Designation: ) (NRIC No. : )

RHB BANK BERHAD

RHB Bank Berhad Ref.	:	IPH 900052
Date of Letter of Offer	:	01st June 2011
Borrower	:	TOR Minerals (M) Sdn Bhd

ANNEXURE I

TERMS AND CONDITIONS RELATING TO PROMISSORY NOTE FINANCING FACILITY ("P-Note")

(i)             You may request the Bank to provide financing by way of Promissory Note by submitting to the Bank a duly completed application in the Bank's standard form with such information as the Bank may require.

(ii)           Promissory Note may be drawn by you for financing thereof under the P-Note Facility upon your presentation to the Bank the P-Note for financing by the Bank whereupon the Bank will, subject to the availability of funds pay to you the full proceeds less the handling commission and all other cdosts and expenses, if any, which the Bank may incur.

(iii)          Promissory Note drawn by you for financing by the Bank under the P-Note Facility shall be for the pu4rposes as stated in the Letter of Offer.

(iv)         The Bank may finance the Promissory Note subject to the following conditions:

(a)     You have not and will not obtain another source of financing for the trade transaction concerned and the Promissory Note is for financing your trade transaction, namely imports to and exports from Malaysia and domestic trade; and

(b)     Delivery to the Bank of such documentary evidence of the trade transaction as may be required by the Bank.

(v)           If the Bank agrees to finance a Promissory Note then it will do so at the rate as the Bank may determine at the time of financing.

(vi)         In the event that you have not made early settlement and/or partial settlement prior to maturity, you shall make payment of the full face value of the Promissory Note plus the financing interest to the Bank on the maturity date of the Promissory Note.  No days of grace is allowed for settlement of a Promissory Note.

(vii)        No Promissory Note shall have a tenor of less than fourteen (14) days or such other period as the Bank may specify from time to time nor exceed the period as stated in the Letter of Offer.

(viii)      Promissory Note may be used to finance your usance Letter of Credit for export purposes or sight/usance Letter of Credit for Import purposes and the financing by the Bank of the Promissory Note is at the discretion of the Bank

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RHB BANK BERHAD

RHB Bank Berhad Ref.	:	IPH 900052
Date of Letter of Offer	:	01st June 2011
Borrower	:	TOR Minerals (M) Sdn Bhd

ANNEXURE II

TERMS AND CONDITIONS RELATING TO FOREIGN CURRENCY TRADE FINANCING (FCTF)

1.       The granting of FCTF facility shall be subject to the following:

•         The facility is for the purpose of financing the applicant's trade transactions invoiced in currencies acceptable to the bank.

•         In the case where the financing required is of a different currency than that of the invoiced currency (cross currency), the applicant must be a net exporter having receivables in the currency of the loan.

•         Applicant shall have read and understood the Risks Awareness Statement for FCTF and acknowledged the risks in undertaking FCTF transactions prior to drawdown.

2.       The underlying transaction is a bona fide transaction and the goods to which it relates area being sold or purchased pursuant to contracts which are in full force and effect.  No other acceptance and/or types of financing are or had been or will be obtained for the same underlying transaction.

3.       The drawdown of FCTF by the applicant is always subject to availability of funds to the Bank.

4.       Where FCTF is granted to finance cross currency transactions, the applicant shall deem to have understood that the exposure to foreign exchange risks is greater as there is greater room for foreign exchange fluctuation compared to a typical FCTF transaction.  The Bank shall earmark 110% of the invoice amount from the applicant's FCTF facility for such drawdown.

5.       Drawings under the facility will be paid directly to the beneficiary or supplier of the goods named in the trade documents unless the applicant furnish documentary evidence to the Bank that the applicant had paid for the same in which case the amount will be paid to the applicant.

6.       Prepayment of FCTF loan is allowed subject to applicant bearing the breakfunding costs.

7.       Upon maturity of the draft drawn on the applicant by the Bank in relation to the financing of the relevant transaction the applicant shall pay to the Bank the full value of the said draft together with the accrued interest and other charges thereon.  The Bank shall be entitled to convert into Ringgit at the Bank's counter rate of exchange all foreign currency loans drawn under the facility and not paid on their maturity date.

8.       Notwithstanding anything herein contained the Bank shall be entitled without notice to the applicant to debit such amount into the applicant's Multi-Currency Account or current account as may be applicable, maintained by the applicant with the Bank.  The applicant shall at all times ensure that there are sufficient funds in such account for the aforesaid purpose.

9.       The Bank shall be entitled at its absolute discretion to convert into Ringgit or other foreign currency equivalent for payment by or receipt for the applicant in foreign currency at the Bank's prevailing counter rate of exchange.

10.    The Bank assumes no liability or responsibility for the accuracy or authenticity of the trade documents furnished by the applicant to the Bank.  The Bank shall not be liable for any loss, damage, expense or liability incurred by it by reason of the Bank relying on any documents believed to be genuine and correct and purportedly signed by an authorized personnel.

11.    The applicant shall indemnify and keep the Bank indemnified against any losses damages costs and expenses (including legal costs) which the Bank may incur suffer or sustain as a consequence of the Bank financing the aforesaid transactions.

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